Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

-  Record Full Year Revenue, Organic Growth, Earnings, and Cash Flow -

- Strong Revenue Retention and New Customer Acquisition Fueling Growth -

- Continued Track Record of Strategic and Financially Accretive Acquisitions -

- Provides Outlook for Full Year 2022 -

Little Rock, Arkansas (February 28, 2022) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the fourth quarter and full year ended December 31, 2021.

Full Year and Fourth Quarter 2021 Highlights

●	2021 revenue of $546.4 million increased 66.5% compared to the prior year. Fourth quarter revenue of $143.8 million increased 32.2% compared to the prior year quarter.
●	2021 organic revenue growth was 37.0% including our CTEH response business and 17.0% excluding CTEH.
●	2021 cash flow from operations before the payment of $15.6 million of acquisition related contingent consideration increased to a record $53.2 million.
●

Acquisitions in 2021 were funded almost entirely by operating cash flows. Despite completing two attractive acquisitions in the fourth quarter of 2021, our balance sheet remains very strong and leverage of 0.8 times did not increase from the prior quarter.

●

2021 net loss of $25.3 million compared to a net loss of $57.9 million in the prior year.  Fourth quarter net loss of $1.5 million compared to net income of $0.8 million in the prior year quarter, primarily due to changes in non-cash fair value adjustments.

●

2021 Adjusted EBITDA[1] of $77.6 million grew 42.5% compared to the prior year. Adjusted EBITDA margin[1] for 2021 was 14.2%. Fourth quarter Adjusted EBITDA[1] and Adjusted EBITDA margin[1] were $18.4 million and 12.8%, respectively.

●

Inaugural and strong A rating from MSCI (which provides ESG ratings for the investment community) with continued recognition for excellence with environmental solutions, employee safety and strong labor management practices.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “We headed into 2021 with a lot of uncertainty both for Montrose and our industry, and it ended up being a record-breaking year for Montrose with lots of continued positive momentum into 2022. In 2021, we crossed the threshold of $0.5 billion in revenue, we enjoyed the highest organic growth in the business during my tenure, we continued our strong revenue retention, we

(1)

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure.

added new and notable customers and geographies that will be core to our future, we funded our accretive acquisitions almost exclusively from our operating cash flows, we added and promoted some incredible talent throughout the organization, we added to our IP portfolio, environmental data capabilities and technology partnerships, we kept our people safe, and we continued to create incredible opportunities for our teams and our business.  I will keep saying it because it is true; these incredible results and accomplishments belong to our teams who did all this in the midst of a pandemic. They positioned themselves and Montrose for a very bright future.  I remain grateful and honored to be on this journey with them.”

“Despite an expected deceleration in our CTEH COVID-19 response business in the fourth quarter, which continues to outperform relative to historical levels, our organic growth for core environmental services accelerated given our capabilities related to greenhouse gas measurement and mitigation, PFAS remediation, and waste-to-energy services in particular.  Coupled with the six acquisitions we closed in 2021 which added great talent and service capabilities to our team and have already started to create revenue synergy opportunities, we are excited about what the future holds for us.”

Mr. Manthripragada continued, “As we consider the current economic and geopolitical climate, we believe we are well positioned to continue performing well and creating shareholder value for the following reasons: (i) our operating cash flow continues to grow rapidly and attractively, (ii) our organic revenue growth continues to accelerate given strong demand for our solutions and tailwinds in our industry, (iii) our acquisition pipeline remains very strong, (iv) our leverage is low and the interest rate on a significant portion of our debt is locked, which materially mitigates our cost of capital risk, and (v) by continuing to provide differentiated services, we continue to successfully partner with our clients on optimized pricing.  For all these reasons, we are arguably more optimistic than we were before and our longer-term outlook has not changed.  Most importantly, we have little doubt that our mission of helping to protect the air we breathe, the water we drink, and the soil that feeds us is increasingly resonating with our clients, our colleagues, our communities and our shareholders.”

Full Year 2021 Results

Total revenue in the full year 2021 increased 66.5% to $546.4 million compared to $328.2 million in the prior year period. Excluding discontinued services, which generated no revenue and $3.8 million in the 2021 and 2020 periods, respectively, total revenue increased 68.4%. The increase in revenue was driven by organic growth in our Assessment, Permitting and Response and Remediation and Reuse segments, a full twelve-months of results of CTEH which contributed to nine months of results in 2020, and the acquisitions of MSE Group, LLC (MSE) in January 2021, Vista Analytical Laboratory, Inc. (Vista) in June 2021, Environmental Intelligence, LLC (EI) in July 2021, Environmental Chemistry, Inc. (ECI) in October 2021, and Horizon Water and Environment, LLC (Horizon) in November 2021.

Net loss was $25.3 million compared to a net loss of $57.9 million in the prior year period. The year-over-year difference in net loss primarily reflected higher revenues in the current year, as well as lower, non-cash fair value charges in the current year when compared to the prior year related to contingent earn-out obligations and the Series A-2 preferred stock.

Adjusted EBITDA1 increased 42.5% to $77.6 million compared to $54.5 million in the prior year period. The increase in Adjusted EBITDA1 was due to higher revenues. Adjusted EBITDA margin1 was 14.2%, compared to 16.6% in the prior year mainly due to business mix, including the lower margin pandemic response services provided by CTEH, a full year of public company costs in the current year that existed during only a portion of the prior year, the planned and expected normalization of margins in certain business lines following the reversal of COVID-19 related initiatives, and investments in corporate infrastructure.

Fourth Quarter 2021 Results

Total revenue in the fourth quarter of 2021 increased 32.2% to $143.8 million compared to $108.7 million in the prior year quarter. The increase in revenues was primarily driven by organic growth in our Measurement and Analysis and Remediation and Reuse segments, partially offset by lower CTEH revenues as a result of a slowdown in COVID-19 related work. Fourth quarter revenue growth also benefited from the 2021 acquisitions of MSE Group, LLC, Vista Analytical Laboratory, Inc., Environmental Intelligence, LLC, Environmental Chemistry, Inc., and Horizon Water and Environment, LLC.

Net loss was $1.5 million, compared to a net income of $0.8 million in the prior year quarter. The year-over-year change was primarily attributable to charges related to non-cash fair value adjustments in the current year, compared to a net gain on fair value adjustments in the prior year, related to contingent earn-out obligations and the Series A-2 preferred stock.

Adjusted EBITDA1 was $18.4 million, compared to $18.3 million in the prior year quarter. Adjusted EBITDA margin1 was 12.8% compared to 16.8% in the prior year quarter, mainly due to business mix, higher employee bonuses, higher public company costs, and the planned and expected normalization of margins in certain business lines following temporary cost mitigation actions taken at the start of the COVID-19 pandemic, which have been reversed.

Operating Cash Flow, Liquidity and Capital Resources

Cash flow from operating activities for the full year ended December 31, 2021 was $37.6 million compared to cash from operating activities of $1.9 million in the prior year period. Cash flow from operations includes payment of contingent consideration of $15.6 million and $6.4 million in current and prior year periods, respectively. Excluding these acquisition-related contingent earnout payments, which are not part of day-to-day operations, cash flow from operating activities was a record $53.2 million compared to a cash flow of $8.3 million in the prior year period, an increase of $44.9 million.

At December 31, 2021, Montrose had total debt, before debt issuance costs, of $175.0 million and $271.3 million of liquidity, including $146.3 million of cash and $125.0 million of availability on its revolving credit facility. As of December 31, 2021, Montrose’s leverage ratio under its credit facility, which includes the impact of acquisition-related contingent earnout payments that may become payable in cash and the impact of our fourth quarter acquisitions, remained 0.8 times.

Recent Developments

In January 2022, Montrose acquired Environmental Standards, Inc. (“ECI”), an internationally recognized environmental consulting firm.  ECI is part of the Company’s Assessment, Permitting & Response segment.

In addition, in January, 2022, the Company entered into an interest rate swap transaction fixing the floating component of the interest rate on $100.0 million of borrowings to 1.39% until January 27, 2025.

Full Year 2022 Outlook

The Company is introducing its full year 2022 outlook for revenue to be in the range of $520.0 million to $570.0 million and Adjusted EBITDA1 to be in the range of $73.0 million to $78.0 million.

The Company’s 2022 forecast reflects an expectation of continued organic growth outperformance relative to the Company’s historical average of 7.0% - 9.0% (excluding CTEH).  The 2022 forecast also reflects revenue from CTEH to exceed $100.0 million due to some continuation of COVID-19 related services, which is higher than CTEH’s $75.0 - $95.0 million revenue run-rate but lower than CTEH’s 2021 performance.

The outlook does not include any benefit from future acquisitions that have not yet been completed.

Webcast and Conference Call

CEO Vijay Manthripragada and CFO Allan Dicks will host a webcast and conference call on Tuesday, March 1, 2022 at 8:30 a.m. Eastern time to discuss fourth quarter and full year financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With more than 2500 employees across over 80 locations around the world, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling the Company to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Doug Donsky

(646) 361-1427

Montrose@icrinc.com

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

(In thousands, except per share data)

			(Unaudited)
	For the Year Ended December 31,		For the Quarter Ended December 31,
	2021	2020	2021	2020
REVENUES	$546,413	$328,243	$143,794	$108,741
COST OF REVENUES (exclusive of depreciation and amortization shown below)	369,028	215,492	96,366	73,377
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	117,658	85,546	34,793	20,736
FAIR VALUE CHANGES IN BUSINESS ACQUISITIONS CONTINGENT CONSIDERATION	24,372	12,942	337	(4,445)
DEPRECIATION AND AMORTIZATION	44,810	37,274	11,665	10,190
(LOSS) INCOME FROM OPERATIONS	(9,455)	(23,011)	633	8,883
OTHER EXPENSE
Other expense	(2,546)	(20,268)	(637)	(2,734)
Interest expense—net	(11,615)	(13,819)	(407)	(2,923)
Total other expenses—net	(14,161)	(34,087)	(1,044)	(5,657)
(LOSS) INCOME BEFORE EXPENSE FROM INCOME TAXES	(23,616)	(57,098)	(411)	3,226
INCOME TAX EXPENSE	1,709	851	1,061	2,414
NET (LOSS) INCOME	$(25,325)	$(57,949)	$(1,472)	$812
EQUITY ADJUSTMENT FROM FOREIGN CURRENCY TRANSLATION	(35)	111	(18)	84
COMPREHENSIVE (LOSS) INCOME	(25,360)	(57,838)	(1,490)	896
ACCRETION OF REDEEMABLE SERIES A-1 PREFERRED STOCK	—	(17,601)	—	—
REDEEMABLE SERIES A-1 PREFERRED STOCK DEEMED DIVIDEND	—	(24,341)	—	—
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK DIVIDEND	(16,400)	(6,970)	(4,100)	(4,100)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(41,725)	(106,861)	(5,572)	(3,288)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING— BASIC AND DILUTED	26,724	16,479	29,503	24,909
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS— BASIC AND DILUTED	$(1.56)	$(6.48)	$(0.19)	$(0.13)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash	$146,254	$34,386
Restricted cash	487	495
Accounts receivable—net	98,513	54,102
Contract assets	40,139	38,576
Prepaid and other current assets	7,957	6,709
Income tax receivable	508	—
Total current assets	293,858	134,268
NON-CURRENT ASSETS:
Property and equipment—net	31,521	34,399
Operating lease right-of-use asset—net	23,532	—
Finance lease right-of-use asset—net	8,944	—
Goodwill	311,944	274,667
Other intangible assets—net	160,997	154,854
Other assets	2,298	4,538
TOTAL ASSETS	$833,094	$602,726
LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	68,936	34,621
Accrued payroll and benefits	25,971	21,181
Business acquisitions contingent consideration, current	31,450	49,902
Income tax payable	—	256
Current portion of operating lease liabilities	6,888	—
Current portion of finance lease liabilities	3,512	—
Current portion of long-term debt	10,938	5,583
Total current liabilities	147,695	111,543
NON-CURRENT LIABILITIES:
Business acquisitions contingent consideration, long-term	4,350	4,565
Other non-current liabilities	100	2,523
Deferred tax liabilities—net	4,006	2,815
Conversion option	23,081	20,886
Operating lease liability—net of current portion	16,859	—
Finance lease liability—net of current portion	5,756	—
Long-term debt—net of deferred financing fees	161,818	170,321
Total liabilities	363,665	312,653
COMMITMENTS AND CONTINGENCIES
CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK $0.0001 PAR VALUE—
Authorized, issued and outstanding shares: 17,500 at December 31, 2021 and 2020; aggregate liquidation preference of $182.2 million at December 31, 2021 and 2020	152,928	152,928
STOCKHOLDERS’ EQUITY:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at December 31, 2021 and 2020; issued and outstanding shares: 29,619,921 and 24,932,527 at December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	464,143	259,427
Accumulated deficit	(147,678)	(122,353)
Accumulated other comprehensive income	36	71
Total stockholders’ equity	316,501	137,145
TOTAL LIABILITIES, CONVERTIBLE AND REDEEMABLE SERIES A-2 PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$833,094	$602,726

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(25,325)	$(57,949)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debt	1,135	4,532
Depreciation and amortization	44,810	37,274
Amortization of right-of-use asset	8,151	—
Stock-based compensation expense	10,321	4,849
Fair value changes in financial instruments	2,195	20,319
Fair value changes in business acquisitions contingent consideration	24,372	12,942
Deferred income taxes	1,709	851
Amortization of deferred financing costs	404	1,810
Debt extinguishment costs	4,052	—
Other	(599)	278
Changes in operating assets and liabilities—net of acquisitions:
Accounts receivable and contract assets	(36,164)	(19,202)
Prepaid expenses and other current assets	(886)	(956)
Accounts payable and other accrued liabilities	23,996	601
Accrued payroll and benefits	3,244	6,072
Payment of contingent consideration and other assumed purchase price obligations	(15,628)	(6,390)
Change in operating leases	(7,944)	—
Other assets	(262)	(3,181)
Net cash provided by operating activities	$37,581	$1,850
INVESTING ACTIVITIES:
Proceeds from property insurance	413	—
Purchases of property and equipment	(6,885)	(7,206)
Proceeds received from the sale of property and equipment	597	20
Proprietary software development and other software costs	(699)	(570)
Payment of assumed purchase price obligations	(9,336)	—
Proceeds from net working capital adjustment related to acquisitions	—	1,939
Cash paid for acquisitions—net of cash acquired	(55,731)	(173,923)
Net cash used in investing activities	$(71,641)	$(179,740)
FINANCING ACTIVITIES:
Proceeds from line of credit	109,000	104,390
Payments on line of credit	(109,000)	(201,980)
Proceeds from term loans	175,000	175,000
Repayment of term loans	(173,905)	(49,844)
Payment of contingent consideration and other assumed purchase price obligations	(9,865)	(6,004)
Repayment of finance leases	(2,711)	(2,848)
Proceeds from issuance of common stock in public offerings, net of issuance costs	169,783	161,288
Payments of deferred offering costs	(446)	(4,164)
Prepayment premium on credit facility	—	(351)
Debt issuance cost	(2,590)	(4,866)
Proceeds from issuance of common stock for exercised stock options	7,237	408
Issuance of series A-1 and series A-2 preferred stock and warrant, net of issuance costs	—	173,664
Redemption of the series A-1 preferred stock	—	(131,821)
Dividend payment to the series A-2 shareholders	(16,400)	(6,970)
Net cash provided by financing activities	$146,103	$205,902
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$112,043	$28,012
Foreign exchange impact on cash balance	(183)	(15)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of year	34,881	6,884
End of period	$146,741	$34,881
(continued in next page)

MONTROSE ENVIRONMENTAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2021	2020
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid for interest	$5,012	$11,947
Cash paid for income tax	$412	$171
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Preferred stock deemed dividend—net of return from holders	$—	$24,341
Redemption of preferred stock in common shares	$—	$26,801
Accrued purchases of property and equipment	$790	$432
Property and equipment purchased under finance leases	$1,766	$2,113
Accretion of the redeemable series A-1 preferred stock to redeemable value	$—	$17,601
Common stock issued to acquire new businesses	$8,320	$25,000
Acquisitions unpaid contingent consideration	$35,800	$54,467
Acquisitions contingent consideration paid in shares	$26,084	$—
Offering costs included in accounts payable and other accrued liabilities	$183	$—
(concluded)

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including Adjusted EBITDA and Adjusted EBITDA margin. We calculate Adjusted EBITDA as net (loss) income before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues for a given period.

Adjusted EBITDA and Adjusted EBITDA margin are two of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, as well as items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net (loss) income or any other performance measure derived in accordance with GAAP. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Adjusted EBITDA and Adjusted EBITDA margin in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Adjusted EBITDA for 2022. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net (loss) income. Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

Montrose Environmental Group, Inc.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

(in thousands)

	For the Year Ended December 31,		For the Quarter Ended December 31,
(in thousands)	2021	2020	2021	2020
Net (loss) income	$(25,325)	$(57,949)	$(1,472)	$812
Interest expense	11,615	13,819	407	2,923
Income tax expense	1,709	851	1,061	2,414
Depreciation and amortization	44,810	37,274	11,665	10,190
EBITDA	$32,809	$(6,005)	$11,661	$16,339
Stock-based compensation (1)	10,321	4,849	3,734	1,410
Start-up losses and investment in new services (2)	4,407	2,182	1,131	899
Acquisition costs (3)	2,088	4,344	432	577
Fair value changes in financial instruments (4)	2,195	20,319	544	2,827
Expenses related to financing transactions (5)	50	378	—	101
Fair value changes in business acquisitions contingent consideration (6)	24,372	12,942	337	(4,445)
Short term purchase accounting fair value adjustment to deferred revenue (7)	—	243	—	—
Public offering expense (8)	—	7,657	—	749
Discontinued service lines and closing of Berkley lab (9)	—	5,662	—	(1,864)
Other losses and expenses(10)	1,400	1,905	554	1,726
Adjusted EBITDA	$77,642	$54,476	$18,393	$18,319

(1)

Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.

(2)

Represent start-up losses related to losses incurred on (i) the expansion of lab testing methods and lab capacity, including into new geographies, (ii) introduction of new software and consulting service lines (iii) expansion into Europe in advance of projects driven by new regulations.

(3)	Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)	Amounts relate to the change in fair value of the embedded derivatives and warrant options attached to the Series A-1 preferred stock and the Series A-2 preferred stock.
(5)	Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)

Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.

(7)	Purchase accounting fair value adjustment to deferred revenue represents the impact of the fair value adjustment to the carrying value of deferred revenue as of the date of acquisition of ECT2.
(8)	Represents expenses incurred by us to prepare for our initial public offering, costs from IPO-related bonuses, and costs related to the November 2020 secondary public offering.
(9)

Represents loss (earnings) from the Discontinued Service Lines and the Berkeley lab. See “—Overview—Key Factors that Affect Our Business and Our Results” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2021 10-K.

(10)	Represents non-operational charges incurred as a result of lease abandonments and non-capitalizable costs related to the implementation of a new ERP, net of insurance gains.